Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report dated March 20, 2008 relating to the consolidated financial statements of StockerYale, Inc. for the years ended December 31, 2007 and 2006 included in this Form 10-KSB, into the Company’s previously filed Registration Statements on Form S-3 (File Nos. 333-109790, 333-109789, 333-114311, 333-114155, 333-83762, 333-67434, 333-50408, 333-39078, 333-119912, 333-121888, 333-122066, 333-129065, 333-60721, 333-131353, 333-114156, 333-135964 and 333-140291) and Form S-8 (File Nos. 333-65714, 333-39082, 333-39080, 333-60717, 333-14757, 333-119911 and 333-143178).

/s/ Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

March 31, 2008